Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synovus Financial Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-174265) on Form S-8 of Synovus Financial Corp. 2011 Employee Stock Purchase Plan of our report dated March 28, 2012, with respect to the statements of financial condition of the Synovus Financial Corp. 2011 Employee Stock Purchase Plan (the “Plan”) as of December 31, 2011, and the related statement of operations and changes in plan equity for the period from inception (July 1, 2011) to December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 11-K of the Plan.

Atlanta, Georgia

March 28, 2012